Exhibit 10.(t)(t)

AIRCRAFT TIME SHARING AGREEMENT

This Aircraft Time Sharing Agreement (“Agreement”) is entered into between Hewlett-Packard Company, whose principal address is 3000 Hanover St., Palo Alto, CA 94034 (“Operator”) and John M. Hinshaw, whose principal address is [address] (“Lessee”), and shall become effective as of the date the last party executes this Agreement.

WHEREAS, Operator has operational control of certain aircraft listed on Exhibit A (“Aircraft”) and employs flight crews that are fully qualified to operate each of the Aircraft; and

WHEREAS, Lessee wishes to lease certain of the Aircraft and flight crew from time to time; and

WHEREAS, Operator and Lessee wish to enter into an arrangement for Operator to lease the Aircraft and flight crew to Lessee on a Time Sharing basis (as defined in FAR 91.501(c)(1)) under certain terms and conditions;

NOW THEREFORE, Operator and Lessee agree as follows:

1.                                      Use of Aircraft and Provision of Flight Crew.  Lessee may lease the Aircraft according to the terms of its Agreement, so long as such use is for Lessee’s own account.  Lessee’s use shall be subject to the use limitations set forth in Sections 91.501 and 91.321 of the Federal Aviation Regulations (“FAR”).  Operator shall employ, pay for and provide to Lessee a qualified flight crew for each flight undertaken under this Agreement.

During the term of this Agreement, Lessee will abide by and conform to all applicable laws, governmental and airport orders, rules and regulations.  Lessee shall not use the Aircraft for the transportation of passengers or cargo for compensation or hire.  Lessee shall refrain from incurring any mechanics or other lien in connection with inspection, preventive maintenance, maintenance or storage of aircraft, whether permissible or impermissible under this Agreement, nor shall Lessee make any attempt to mortgage, assign or create any kind of security interest involving the Aircraft.

2.                                      Scheduling.  Lessee shall provide Operator with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, no less than 24 hours before Lessee’s expected departure.  Requests for flights shall be in a form agreed to by the parties.  Lessee shall provide Operator with the following information for each proposed flight:  (a) proposed date and time of departure flight; (b) destination; (c) number of anticipated passengers; (d) the nature and extent of luggage; (e) the date and time of a return flight, and (f) any other information concerning the proposed flight that may be requested by Operator or Operator’s flight crew.

Operator shall have final authority over the scheduling of the Aircraft, provided, however, that Operator will use its best efforts to accommodate the request of Lessee, to the extent of available flight crews, Aircraft and other conditions permitting.  The parties agree that Operator shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Lease for any reason.

3.                                      Operational Control.  At all times during which a flight is made by or on behalf of Lessee under this Agreement, Operator (including, without limitation, through its Pilots and flight crew), shall have sole possession, command and control of the Aircraft.  Operator shall have complete and exclusive responsibility for (a) scheduling, dispatching and flight of the Aircraft on all flights conducted pursuant to this Lease, (b) the physical and technical operation of the Aircraft and (c) the safe performance of all flights.  Operator shall have operational control of the Aircraft for all purposes of the Federal Aviation Regulations.  In addition, the pilot-in-command of each flight shall have the final authority with respect to

(a) the initiation or termination of any flight, (b) selection of the routing of any flight, (c) determination of the load to be carried, and (d) all decisions relating to the safety of any flight.

4.                                      Maintenance.  Operator shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft.  The Aircraft shall be inspected in and maintained in accordance with applicable rules and regulations of FAR Part 91 during the term of this Lease.  No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft for Lessee.  The pilot in command shall have final and complete authority to cancel any flight for any reason or condition, which in his judgment would compromise the safety of the flight.

5.                                      Insurance.  During the term of this Lease, Operator shall maintain in effect insurance covering the Aircraft with respect to such risks, in such amounts and with such deductibles and other terms as determined by Operator in its sole discretion.  In addition, Operator shall maintain comprehensive public liability and property damage insurance with such terms as determined by Operator in its sole discretion. Such insurance shall be primary as to Operator with Lessee being an additional insured (as evidenced by a certificate of insurance) and shall waive all right of subrogation as to Lessee and his agents.  Notwithstanding the foregoing and subject to the limitations of FAR Section 91.501(d), Lessee shall reimburse Operator for the cost and expense of insurance obtained at Lessee’s request for any specific flight.

6.                                      Charges for Lease of Aircraft.  For each flight conducted under this Agreement, Lessee shall pay Operator amounts specified under (a) and (b) below, within the time specified in (c).

(a)  Expenses.  Expenses to be charged Lessee for each flight under this Agreement shall consist of those permitted or required to be charged under FAR 91.501(d), including, without limitation, the following item:

1)             Fuel, oil, lubricants and other additives

2)             Travel expenses of the crew, including food, lodging and ground transportation.

3)             Hangar and tie down costs away from the Aircraft’s base of operation.

4)             Insurance obtained for the specific flight.

5)             Landing fees, airport taxes and similar assessments.

6)             Customs, foreign permit, and similar fees directly related to the flight.

7)             In-flight food and beverages.

8)             Passenger ground transportation.

9)             Flight planning and weather contract services.

10)      An additional charge equal to 100% of the expenses listed in (1) of this subsection.

(b)  Taxes.  Lessee shall also pay to Operator the federal excise tax imposed on the transportation of persons for flights conducted under this Agreement.  This tax currently consists of a 7.5 percent tax imposed on the amounts paid and a $3.90 per leg segment fee (which segment fee is subject to change on January 1 of every year).  Amounts due for taxes shall be included on the monthly invoices submitted to Lessee.

(c)  Invoicing.  Operator shall pay all expenses related to the operation of the Aircraft and will provide an invoice and bill to Lessee for the expenses detailed in (a) and (b) above, as of the last day of the month in which any flight(s) for Lessee have occurred.  Lessee shall pay Operator for the billed amount within 30 days of receipt of the invoice.

7.                                      Warranties.  Operator makes no representations or warranties, whether expressed or implied, other than those set forth in this Agreement, including, but not limited to, any warranty of merchantability or fitness for a particular purpose with respect to the services to be performed hereunder or the use of the Aircraft.  Operator shall not be liable for any special, incidental, indirect or consequential damages or for the lost profits or revenues in connection with the furnishing, performance or use of the services to be performed hereunder.  Operator shall not be liable for any act or omission occurring in the course of or in connections with the use of the Aircraft by Lessee, or the performance of the services hereunder by Operator or its employees or agents, or for any loss or damage which Lessee may sustain or suffer as the result of or in the course of the discharge by Operator of its duties hereunder.  Operator’s liability for any damages, claims, actions or causes of action arising, directly or indirectly, in connection with this Agreement, the use of the Aircraft by Lessee, or otherwise is specifically limited to an amount not to exceed six months’ average billing in the most recent 12-month period by Lessee under this Agreement.

8.                                      Regulatory Requirements.  Operator understands that it is required to, and represents that it will, mail a copy of this Agreement to the Federal Aviation Administration (“FAA”) within 24 hours of its execution to the following address via certified mail, return receipt requested:  Federal Aviation Administration; Aircraft Registration Branch; ATTN: Technical Section; POB 25724; Oklahoma City, OK   73125.

Lessee understands and agrees that it is required to, and represents that it will, provide notification (or cause such notification to be provided) to the FAA at least 48 hours prior to the first flight of the Aircraft under this Agreement.  This notification must be made to the flight standards district office, general aviation district office, air carrier district office or international field office nearest the airport where the lease or contract flight will originate, and may be made in person or by telephone.

9.              Truth-in-Leasing.  In accordance with FAR Section 91.23, the parties state as follows:

a.              OPERATOR HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT (OR SUCH SHORTER PERIOD TO THE EXTENT THE AIRCRAFT IS LESS THAN 12 MONTHS OLD), AND WILL CONTINUE TO BE MAINTAINED AND INSPECTED, IN ACCORDANCE WITH THE PROVISIONS OF FAR PARTS 91 AND 135, IF APPLICABLE, AND ALL APPLICABLE REQUIREMENTS FOR MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN COMPLIED WITH.

b.              LESSEE AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN LESSEE OPERATES THE AIRCRAFT UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF THE AIRCRAFT AS PROVIDED HEREIN.

c.               AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FARs CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE OR AIR CARRIER DISTRICT OFFICE.  LESSEE ACKNOWLEDGES SHE UNDERSTANDS AND AGREES TO ABIDE BY THESE REGULATIONS.

d.              THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

10.                               General Provisions.  This Agreement and all rights of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws.  This Agreement supersedes all prior written understandings between the parties with respect to the subject matter hereof, and no modification or termination shall be valid unless in writing and signed by both parties below.  Either party may terminate this Agreement upon 30 days written notice to the other.  The Aircraft is and all times shall remain the property of the Operator, and Lessee and shall have no right, title or interest therein or in the proceeds thereof except as expressly permitted hereunder.  Any controversy or claims arising out of or relating to this Agreement shall be settled by arbitration in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction.  In any disputes, each party shall bear its own costs and attorney’s fees.  If any clause or provision herein shall be found to be invalid or unenforceable by an arbitrator or court of competent jurisdiction, such finding shall not affect the validity of any other clause or provision, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above, by their duly authorized representatives.

OPERATOR: Hewlett-Packard Company

/s/ John F. Schultz
By: John F. Schultz
Executive Vice President, General Counsel
and Secretary

April 16, 2013
Date

LESSEE:

/s/ John M. Hinshaw
John M. Hinshaw

April 22, 2013
Date